EXHIBIT 99.1

[LOGO OF USI]

Contact: Robert S. Schneider U.S.I. Holdings Corporation 415 263 2196 bob.schneider@usi.biz

U.S.I. Holdings Corporation Appoints

New Independent Director

San Francisco, CA – February 27, 2003 – U.S.I. Holdings Corporation (“USI”), (NASDAQ:USIH) today announced that its Board of Directors unanimously elected Richard M. Haverland as a new independent Director of the Company. Mr. Haverland will serve on both the Nominating Committee and the Audit Committee.

Mr. Haverland has over 25 years of experience in the insurance industry. He has held several senior management positions including Vice Chairman of Continental Corporation, Executive Vice President of American Premier Underwriters, and Executive Vice President of Great American Insurance Company. Earlier in his career, he served as President and Chief Operating Officer of The Progressive Corporation.

Commenting on the announcement, USI Chairman, President and CEO, David L. Eslick said, “I am very pleased that Dick has accepted the appointment as an independent Director of our Board. He brings a wealth of insurance industry experience and general business acumen that will be invaluable to USI.”

About U.S.I. Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to small and mid-sized businesses throughout the United States. USI is headquartered in San Francisco and operates out of 58 offices in 20 states.